Exhibit 21

RegenoCELL Therapeutics, Inc.
Subsidiaries

Regenocell, Ltd., a wholly owned Antigua and Barbuda
International Business Corporation.

Regenocell Laboratories, Ltd., a wholly owned Israeli corporation.